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                                                                     EXHIBIT 5.0


                     [JOHN W. MARTIN LAW OFFICE LETTERHEAD]


                                December 18, 1997



Cuidao Holding Corp.
3201 West Griffin Road, Suite 204
Ft. Lauderdale, Florida 33312-6900

Gentlemen:

      At your request, we have examined the Registration Statement on Form SB-2 that you have filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 260,000 Units, each Unit consisting of one share of the common stock, $.0001 par value of Cuidao Holding Corp. (the "Common Stock") and one Common Stock purchase warrant (the "Warrant"). We are familiar with the proceedings taken and to be taken by you in connection with the authorization, issuance and sale of the Units.

      Based upon the foregoing, it is our opinion that the Units, as well as the Common Stock and Warrants comprising the Units, upon the issuance or transfer and sale thereof in the manner referred to in said Registration Statement, will constitute legally and validly issued and outstanding securities of Cuidao Holding Corp., fully paid and nonassessable.

      We consent to the use of this opinion as an exhibit to said Registration Statement and to the use of our name in said Registration Statement and to references to our firm in the prospectus incorporated therein

                                          Very truly yours,

                                          LAW OFFICES OF JOHN W. MARTIN


                                          By: /s/ JOHN W. MARTIN
                                             -----------------------------------
                                                 John W. Martin